Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries Edmund E. Kroll, Jr. Senior Vice President, Finance and Investor Relations (212) 759-0382

Media Inquiries Deanne Lane Vice President, Media Affairs (314) 725-4477
     FOR IMMEDIATE RELEASE
CENTENE CORPORATION ANNOUNCES PRICING OF NOTES
ST. LOUIS (May 18, 2011) — Centene Corporation (NYSE: CNC) (“Centene”) today announced that on May 17, 2011 it priced $250 million aggregate principal amount of its senior notes in a public offering made pursuant to a registration statement and a related preliminary prospectus supplement filed by Centene with the Securities and Exchange Commission (“SEC”). The underwriters were led by Barclays Capital and Wells Fargo Securities, with Morgan Keegan, SunTrust Robinson Humphrey, Allen & Company LLC and Morgan Stanley as co-managers of the offering. The notes will be issued at 98.753% and bear interest at 5.75%, resulting in a yield of 6.0%. The notes mature on June 1, 2017, with a first interest payment date of December 1, 2011. The offering is expected to close on or about May 27, 2011. The issuance of the notes will be subject to customary closing conditions.
Centene intends to use the net proceeds of the offering to redeem its 7 1/4% senior notes due 2014, including payment of the call premium thereon, to repay amounts outstanding under its revolving credit facility and to pay related fees and expenses. The remainder of the proceeds will be used for general corporate purposes.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made by means of a prospectus and the related preliminary prospectus supplement. Before you invest, you should read the prospectus and the related preliminary prospectus supplement, the registration statement and other documents that Centene has filed with the SEC for more complete information about Centene and this offering. Copies of the prospectus, the related preliminary prospectus supplement and registration statement can be obtained at no charge from Barclays Capital Inc., c/o Broadridge Integrated Distribution Services,

1155 Long Island Avenue, New York, NY 11717 or by telephone at 888-603-5847 or e-mail at barclaysprospectus@broadridge.com. Investors may also obtain these and other documents Centene has filed with the Securities and Exchange Commission for free by visiting the EDGAR system on the SEC’s website at www.sec.gov.
About Centene Corporation
Centene Corporation, a Fortune 500 company, is a leading multi-line healthcare enterprise that provides programs and related services to the rising number of under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children’s Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and long-term care, in addition to other state-sponsored/hybrid programs, and Medicare (Special Needs Plans). Centene’s CeltiCare subsidiary offers states unique, “exchange based” and other cost-effective coverage solutions for low-income populations. The Company operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, life and health management, managed vision, telehealth services, and pharmacy benefits management.
The information provided in this press release contains forward-looking statements that relate to the public offering of senior notes, including without limitation, statements regarding the completion of the offering and the use of proceeds. Actual events or results may differ materially from those contained in the forward-looking statements. The Company’s reports to the SEC contain additional information relating to additional factors that could cause actual results to differ from these forward-looking statements. The Company disclaims any obligation to update this forward-looking financial information in the future.
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